CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

Drilling Recommences on Manavi Prospect

September 8th, 2003 — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, OTCBB: GUSH) today announced that drilling had recommenced on the Manavi prospect through a farm-in by a local Georgian oil and gas company. This farm-in has led to the recommencement of drilling operations on the M11 well, which was suspended last year following the withdrawal of the US power company AES from the project.

The Manavi area exploration well M11 had been cased at a depth of 4,182 metres, above the primary objective. Plans are now to drill the well to a total depth of 5,100 metres. Targets for the well are the Middle Eocene sequence, which is the main reservoir in CanArgo’s adjacent Ninotsminda field, the Lower Eocene, which was found to be oil bearing in the nearby N100 well, and the Cretaceous. The Cretaceous prospect is a potentially large structure, which if hydrocarbon bearing, is thought likely to contain gas condensate.

Dr David Robson, Chairman and Chief Executive Officer of CanArgo commented, “With this farm-in, and the recently announced farm-in to the Norio prospect, our Georgian exploration programme is back on track, without requiring substantial funding from CanArgo. This gives the company access to high potential upside whilst focusing our primary resources on the horizontal development programme on the Ninotsminda field. Here we are planning a further horizontal well in the fourth quarter of this year following the success of the last two wells. In addition the Manavi well should give us further useful information for the development of the eastern part of the Ninotsminda field itself.”

CanArgo is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo’s principal oil and gas operations are currently located in the Republic of Georgia.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in CanArgo’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess CanArgo’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. CanArgo cannot give assurance that the results anticipated herein will be attained.

For further information, contact:
CanArgo Energy Corporation	Tel : Fax : Mobile: e-mail:	+44 1481 729 980 +44 1481 729 982 +44 7781 120 082 info@canargo.com